Filed pursuant to Rule 433

Registration No. 333-192196

June 3, 2014

Final Term Sheet
EUR 3,000,000,000 1.500% Global Bonds due 2024

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 3,000,000,000

Denomination:	EUR 1,000

Maturity:	June 11, 2024

Redemption Amount:	100%

Interest Rate:	1.500% per annum, payable annually in arrears

Date of Pricing:	June 3, 2014

Closing Date:	June 11, 2014

Interest Payment Dates:	June 11 in each year

Currency of Payments:	EUR

Price to Public/Issue Price:	99.037%

Underwriting Commissions:	0.175%

Proceeds to Issuer:	98.862%

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A1R0709

Ratings of Issuer:[1]	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service and AAA by Fitch Ratings

Lead Managers:	Commerzbank HSBC Société Générale

Stabilization Manager:	Commerzbank Aktiengesellschaft

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000119312513445220/d624303d424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000119312513445094/d624297d424b3.htm. Alternatively, Commerzbank Aktiengesellschaft will arrange to send you the prospectus, which you may request by calling toll-free +1-800-233-9164.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.